Ex. 107

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, par value $0.001 per share	2,080,000	$12,480	$1.38

(1)	Represents shares of our Common Stock offered for resale by the Selling Shareholders.

(2)

The offering price of $0.006 per share has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act, on the basis of the last sale price of the registrant’s Common Stock in a private sales transaction.

(3)	Computed in accordance with Section 6(b) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.